Exhibit 99.1

EQM Technologies & Energy Inc. announces new loan agreement for its environmental services Business

Environmental Quality Management CLOSES ON $10M CREDIT FACILITY

Cincinnati, OH – October 3, 2012 – EQM Technologies & Energy, Inc. (OTCQB: EQTE) (“EQM”), a leading provider of environmental services to government and commercial businesses, announced today that on September 28, 2012, Environmental Quality Management, a wholly owned subsidiary of EQM (“EQ”), closed on a new $10 million loan agreement with First Financial Bank, N.A. The new credit facility completely replaces EQ’s prior credit facility.

The new credit facility provides working capital financing under a borrowing base consisting of accounts receivable and unbilled revenue and is subject to certain financial covenants and borrowing base requirements. Borrowings under the revolving credit facility will bear interest at the one month London Inter-Bank Offered Rate (“LIBOR”), plus 3.0%. The loan agreement expires on January 21, 2014.

“We are pleased to have such strong support from First Financial Bank in this transaction,” stated Robert R. Galvin, Chief Financial Officer of EQM. “This new loan extends our credit facility into the year 2014, and enables EQM to leverage its borrowing base to grow our environmental service business and to provide liquidity to support working capital needs for new business opportunities.”

About EQM Technologies & Energy, Inc.

EQM, based in Cincinnati, OH, is a leading provider of environmental services - consulting & engineering, clean technology, and remediation & construction management - to the public and industrial sectors, with approximately 219 employees and satellite offices and operations in 10 states.  EQM has longstanding relationships and multi-year contracts with numerous federal agencies, including the Environmental Protection Agency and the Department of Defense (including the Air Force Center for Engineering & Environment, Naval Facilities Engineering Command, and the Army Corps of Engineers), as well as private sector clients across numerous industries.  For more information, please visit www.eqm.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are generally identifiable by use of words such as “anticipate,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “predict,” “project” or the negatives of these words or similar terminology. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements. Some of the factors that may cause results to differ materially from those described in the forward-looking statements are included under the heading “Risk Factors” in EQM’s filings with the Securities and Exchange Commission. EQM is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements, whether as a result of such changes, new information, subsequent events or otherwise.

Contact

EQM Technologies & Energy, Inc.

Robert Galvin, 800-229-7495 or 513-825-7500

Chief Financial Officer

Fax: 513-825-7495

rgalvin@eqm.com